EXHIBIT 99.1

                          THE L. S. STARRETT COMPANY
                             Athol, Massachusetts

                                                                  May 8, 2003

To the Stockholders:

Presented below are the comparative operating figures for the Company for the periods ended in March 2003 and 2002.

Third quarter sales are down 9% as compared to the corresponding quarter of last year and in the quarter we recorded a loss of $.19 per share. A charge of $600,000 ($.06 per share after tax) for anticipated legal expenses in regard to the government's investigation of the Company's Coordinate Measuring Machine Division was taken during the March quarter.

Domestic sales contributed to most all of the decline in sales and is the result of continued depressed U.S. manufacturing activity, which reflects a lack of confidence in the economy and some marginal effect from the Iraq War. On a positive note, our international sales have increased modestly, as we continue our efforts to expand globally. Operations for the quarter generated approximately $5,000,000 of cash, as our efforts to reduce inventory remain successful.

As the Iraq War begins to wind down, the number one priority has to turn to the economy. The combination of unclear economic policy, budget uncertainties, and fiscal crisis at state and local levels have the country wallowing in recession. It is imperative that Congress take quick and decisive action on the tax cut and pass the budget in order to restore confidence and get the economy headed in the right direction.


									D. A. Starrett
									President and CEO

                        SUMMARY OF CONSOLIDATED RESULTS

                                  13 Weeks Ended          39 Weeks Ended
                               03/29/03   03/30/02     03/29/03    03/30/02

Net sales                     41,525,189 45,418,802  131,688,288 136,858,849

Loss before income taxes and
  cumulative effect of change
  in accounting principle     (2,255,348)(1,128,162)  (8,090,408) (2,200,138)
Income tax benefit              (988,000)  (666,600)  (3,647,000) (1,389,400)
Loss before cumulative effect
  of change in accounting
  principle                   (1,267,348)  (461,562)  (4,443,408)   (810,738)
Cumulative effect of change in
  accounting principle                                (6,085,583)
Net Loss                      (1,267,348)  (461,562) (10,528,991)   (810,738)




Basic and diluted loss per
  share before cumulative
  effect of change in
  accounting principle              (.19)      (.07)        (.67)       (.12)
Cumulative effect of change in
  accounting principle                                      (.93)
Basic and diluted loss per share    (.19)      (.07)       (1.60)       (.12)


Dividends per share                  .20        .20          .60         .60


The above figures are in part estimates and are subject to audit and year-end adjustments. Except for historical information contained herein, the matters discussed may involve forward-looking statements subject to riskd and uncertainties that could cause actual results to differ materially, including statements concerning future financial performance, economic and political conditions, currency fluctuations and foreign operations.